Exhibit 99.1

Filed by Chemical Financial Corporation
Commission File Number: 000-08185
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: Monarch Community Bancorp, Inc.
Commission File Number: 000-49814
Filed by Chemical Financial Corporation
Commission File Number: 000-08185
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: Lake Michigan Financial Corporation

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350
Chemical Financial Corporation Reports Fourth Quarter and Full Year 2014 Results
MIDLAND, MI, January 27, 2015 -- -- Chemical Financial Corporation (NASDAQ:CHFC) today announced 2014 fourth quarter net income of $15.3 million, or $0.46 per diluted share, compared to 2013 fourth quarter net income of $14.4 million, or $0.48 per diluted share, and 2014 third quarter net income of $16.8 million, or $0.51 per diluted share. For the twelve months ended December 31, 2014, net income was $62.1 million, or $1.97 per diluted share, compared to net income for the twelve months ended December 31, 2013 of $56.8 million, or $2.00 per diluted share. The declines in diluted per share earnings for the three and twelve months ended December 31, 2014 were attributable to the higher number of outstanding shares resulting from the Corporation's September 2013 and June 2014 common equity offerings and nonrecurring transaction-related expenses incurred during 2014.
Nonrecurring transaction-related expenses for the three and twelve months ended December 31, 2014 were $4.1 million and $6.4 million, respectively, with $3.5 million and $5.8 million, respectively, attributable to the acquisition of Northwestern Bancorp, Inc. ("Northwestern") and $0.6 million for both the three and twelve months ended December 31, 2014, respectively, attributable to the pending acquisitions of Monarch Community Bancorp, Inc. ("Monarch") and Lake Michigan Financial Corporation ("Lake Michigan"). As previously reported, the Corporation completed its acquisition of Northwestern on October 31, 2014. Accordingly, the results of Northwestern's operations are included since the acquisition date. The acquisition of Northwestern resulted in increases in the Corporation's total assets of $815 million, total loans of $475 million, total deposits of $794 million, and goodwill of $60 million.
Excluding nonrecurring transaction-related expenses, net income in the fourth quarter of 2014 was $18.4 million, or $0.56 per diluted share, up 28% over net income of $14.4 million in the fourth quarter of 2013. Excluding nonrecurring transaction-related expenses, net income in 2014 was $66.7 million, or $2.11 per diluted share, up 17% over net income of $56.8 million in 2013.
"Driven by strong loan growth and two months of results from the Northwestern transaction, Chemical Financial Corporation posted fourth quarter 2014 net income, excluding nonrecurring transaction-related expenses, that was 28% higher than the prior year’s fourth quarter. This capped off a year which saw net income growth, excluding nonrecurring transaction-related expenses, of 17% over the prior year. While the addition of Northwestern played an important role in overall earning-asset growth, organic loan growth of $565 million was the primary driver of our portfolio growth during the year," noted David B. Ramaker, Chairman, Chief Executive Officer and President. "Notably, the organic loan growth was not only broadly distributed geographically across our four regions and by loan type, but was also persistent throughout the course of the year. We attribute the portfolio growth to Michigan's improving economy, coupled with competitive share gains across our market footprint. Earnings also benefited from stable net interest margins, improved credit quality and increased wealth management revenue."

"In addition to executing on our core community banking strategy during 2014, we had a very successful year in executing our acquisition growth strategy. Over the course of the year, we identified and reached agreements with three like-minded, community-oriented institutions with whom we agreed to partner going forward. We are already seeing benefits from the addition of Northwestern to the Chemical family, and we look forward to adding Monarch and Lake Michigan to our family as we expect those transactions to close during the course of 2015," added Ramaker.
Net income, excluding nonrecurring transaction-related expenses, in the fourth quarter of 2014 was 28% higher than the fourth quarter of 2013 due to higher net interest income, higher noninterest income, a lower provision for loan losses and the impact of the acquisition of Northwestern, which were partially offset by higher operating expenses. Net income, excluding nonrecurring transaction-related expenses, in the fourth quarter of 2014 was 5% higher than the third quarter of 2014, with the increase primarily attributable to the impact of the Northwestern acquisition and higher net interest income from legacy operations of Chemical Bank, both of which were offset by higher legacy operating expenses.
The Corporation's return on average assets was 0.87% during the fourth quarter of 2014, compared to 0.93% in the fourth quarter of 2013 and 1.04% in the third quarter of 2014. The Corporation's return on average shareholders' equity was 7.5% in the fourth quarter of 2014, compared to 8.4% in both the fourth quarter of 2013 and the third quarter of 2014. Nonrecurring transaction-related expenses in the fourth quarter of 2014 reduced the Corporation's return on average assets by 18 basis points and return on average shareholders' equity by 153 basis points.
Net interest income was $58.2 million in the fourth quarter of 2014, $6.9 million, or 13.5%, higher than the fourth quarter of 2013 and $5.2 million, or 9.8%, higher than the third quarter of 2014. The increases in net interest income in the fourth quarter of 2014 over both the fourth quarter of 2013 and the third quarter of 2014 were attributable to a combination of the acquisition of Northwestern and organic loan growth. Excluding the $475 million of loans acquired in the acquisition of Northwestern, total loans grew $172 million, or 3.4%, in the fourth quarter of 2014 and $565 million, or 12.2%, over the twelve months ended December 31, 2014.
The net interest margin (on a tax-equivalent basis) was 3.62% in the fourth quarter of 2014, compared to 3.63% in the fourth quarter of 2013 and 3.59% in the third quarter of 2014. The positive impact on the net interest margin attributable to loan growth during the three and twelve months ended December 31, 2014 was offset by a reduction in the average yield on the loan portfolio. The average yield on the loan portfolio was 4.22% in the fourth quarter of 2014, compared to 4.42% in the fourth quarter of 2013 and 4.23% in the third quarter of 2014. The average yield of the investment securities portfolio was 2.02% in the fourth quarter of 2014, compared to 2.07% in the fourth quarter of 2013 and 2.19% in the third quarter of 2014. The reduction in the average yield of the investment securities portfolio in the fourth quarter of 2014 was attributable to the acquisition of Northwestern, in which the Corporation acquired $230 million in investment securities at an average yield of 0.98%. Modest changes in the mix of customer deposits and the repricing of matured customer certificates of deposit resulted in the Corporation's average cost of funds declining to 0.23% in the fourth quarter of 2014 from 0.30% in the fourth quarter of 2013 and 0.25% in the third quarter of 2014.
Net interest income was $212.6 million in 2014, $15.9 million, or 8.1%, higher than 2013, with the increase primarily attributable to loan growth in 2014. The acquisition of Northwestern and the favorable impact of interest-bearing deposits repricing lower during 2014 also contributed to increases in net interest income. These increases were partially offset by the unfavorable impact of interest-earning assets repricing during the year. The net interest margin (on a tax equivalent basis) was 3.59% in both 2014 and 2013.
The provision for loan losses was $1.5 million in the fourth quarter of 2014, compared to $2.0 million in the fourth quarter of 2013 and $1.5 million in the third quarter of 2014. The decrease in the provision for loan losses in the fourth quarter of 2014 compared to the fourth quarter of 2013 was due to continued improvement in the overall credit quality of the loan portfolio. The provision for loan losses was $6.1 million in 2014, compared to $11.0 million in 2013.
Net loan charge-offs were $2.8 million, or 0.21% of average loans, in the fourth quarter of 2014, compared to $4.5 million, or 0.39% of average loans, in the fourth quarter of 2013 and $2.3 million, or 0.18% of average loans, in the third quarter of 2014. The reduction in net loan charge-offs in the fourth quarter of 2014, compared to the fourth quarter of 2013, was due to the continued improvement in the overall credit quality of the loan portfolio and characteristics of an improving economy in the State of Michigan. The increase in net loan charge-offs in the fourth quarter of 2014, compared to the third quarter of 2014, was primarily attributable to the third quarter of 2014 including $0.4 million in higher loan loss recoveries. Net loan charge-offs totaled $9.5 million, or 0.19% of average loans, in 2014, compared to $16.4 million, or 0.38% of average loans, in 2013.
The Corporation's nonperforming loans, consisting of nonaccrual loans, accruing loans past due 90 days or more as to principal or interest payments and nonperforming troubled debt restructurings, totaled $71.2 million at December 31, 2014, compared to $70.7 million at September 30, 2014 and $82.0 million at December 31, 2013. Nonperforming loans comprised 1.25% of total loans at December 31, 2014, compared to 1.40% at September 30, 2014 and 1.76% at December 31, 2013. The reduction in nonperforming loans during the twelve months ended December 31, 2014 was attributable to a combination of improving economic conditions, the migration of loans to other real estate owned and loan charge-offs. The reduction in nonperforming loans as a percentage of total loans during the fourth quarter of 2014 was due to none of the $475 million of loans acquired in the acquisition of Northwestern being considered nonperforming loans based on the Corporation's accounting treatment under generally accepted accounting principles (GAAP).
At December 31, 2014, the allowance for loan losses of the originated loan portfolio was $75.2 million, or 1.51% of originated loans, compared to $76.5 million, or 1.60% of originated loans, at September 30, 2014 and $78.6 million, or 1.81% of originated loans, at December 31, 2013. The decreases in the coverage of the Corporation's allowance for loan losses of the originated portfolio during the three and twelve months ended December 31, 2014 was due to growth in loans in the originated loan portfolio. The allowance for loan losses of the originated loan portfolio as a percentage of nonperforming loans was 106% at December 31, 2014, compared to 108% at September 30, 2014 and 96% at December 31, 2013.
Noninterest income was $18.2 million in the fourth quarter of 2014, compared to $13.6 million in the fourth quarter of 2013 and $15.4 million in the third quarter of 2014. Noninterest income in the fourth quarter of 2014 was $4.6 million higher than the fourth quarter of 2013, with the increase attributable to both additional revenue and fees for services resulting from the incremental operations associated with the acquisition of Northwestern and higher wealth management revenue and service charges and fees for customer services related to legacy operations. Mortgage banking revenue in the fourth quarter of 2013 included $0.5 million of expense related to an increase in the Corporation's reserve for losses on sold loans. Noninterest income in the the fourth quarter of 2014 was $2.9 million higher than the third quarter of 2014, with the increase primarily attributable to the acquisition of Northwestern.
Noninterest income was $63.1 million in 2014, compared to $60.4 million in 2013. Excluding nonrecurring income in 2013 of $1.6 million, noninterest income was $4.3 million, or 7.3%, higher in 2014 than 2013, with the increase attributable to increases in all major categories of noninterest income, except for mortgage banking revenue, that was partially driven by the acquisition of Northwestern. Wealth management revenue was $16.0 million in 2014, compared to $14.0 million in 2013, with the increase largely due to an increase in equity market performance that led to increased assets under management and the acquisition of Northwestern, which added approximately $1.0 billion of assets under management to the Corporation's Wealth Management department as of the acquisition date. Mortgage banking revenue was $5.0 million in 2014, compared to $5.3 million in 2013, with the decrease due primarily to declines in the volume of loans sold in the secondary market. The Corporation sold $149 million of residential mortgage loans in the secondary market in 2014, compared to $211 million in 2013.
Operating expenses were $52.6 million in the fourth quarter of 2014, compared to $42.4 million in the fourth quarter of 2013 and $42.7 million in the third quarter of 2014. Operating expenses included nonrecurring transaction-related expenses of $4.1 million in the fourth quarter of 2014 and $1.3 million in the third quarter of 2014. Excluding these nonrecurring transaction-related expenses, operating expenses in the fourth quarter of 2014 were $6.1 million, or 14%, higher than the fourth quarter of 2013 and $7.1 million, or 17%, higher than the third quarter of 2014. The increase in operating expenses in the fourth quarter of 2014, compared to the fourth quarter of 2013, was primarily attributable to incremental operating costs associated with the acquisition of Northwestern. The increase was also attributable to increased employee compensation costs resulting from merit increases and market-based salary adjustments that took effect at the beginning of 2014 and higher group health care costs which were partially offset by lower donations expense. The increase in operating expenses in the fourth quarter of 2014, compared to the third quarter of 2014, was largely attributable to incremental operating costs associated with the acquisition of Northwestern in addition to higher group health care costs.
Operating expenses were $179.9 million in 2014, compared to $164.9 million in 2013. Operating expenses included nonrecurring transaction-related expenses of $6.4 million in 2014. Excluding these nonrecurring transaction-related expenses, operating expenses in 2014 were $8.6 million, or 5.2%, higher than 2013, due largely to a combination of incremental operating costs associated with the acquisition of Northwestern and increased employee compensation costs resulting from merit increases and market-based salary adjustments and higher group health care costs, in addition to higher expenses associated with occupancy, equipment and net other real estate costs related to legacy operations. These increases were partially offset by lower pension and donations expense.
The Corporation's efficiency ratio was 62.2% in the fourth quarter of 2014, 59.2% in the third quarter of 2014 and 63.7% in the fourth quarter of 2013. The Corporation's efficiency ratio was 61.6% for 2014 and 63.1% for 2013.
Total assets were $7.32 billion at December 31, 2014, compared to $6.60 billion at September 30, 2014 and $6.18 billion at December 31, 2013. The increase in total assets during the three months ended December 31, 2014 was attributable to the acquisition of Northwestern, which added $815 million of assets as of the acquisition date, while the increase in total assets during the twelve months ended December 31, 2014 was primarily attributable to the acquisition of Northwestern, in addition to an increase in deposits that was used to partially fund loan growth. Interest-bearing balances with the Federal Reserve Bank (FRB) totaled $8 million at December 31, 2014, compared to $248 million at September 30, 2014 and $180 million at December 31, 2013. The decrease in interest-bearing balances with the FRB during the three months ended December 31, 2014 was due to a decline in seasonal municipal deposit accounts and funding the $121 million all cash purchase price of Northwestern. The decrease in interest-bearing balances at the FRB during the twelve months ended December 31, 2014 was also attributable to the Corporation utilizing some of the liquidity from its excess funds held at the FRB and maturing investment securities to also fund loan growth. Investment securities were $1.07 billion at December 31, 2014, compared to $895 million at September 30, 2014 and $958 million at December 31, 2013. The increase in investment securities during the fourth quarter of 2014 was due to investment securities acquired in the acquisition of Northwestern.
Total loans were $5.69 billion at December 31, 2014, up from $5.04 billion at September 30, 2014 and $4.65 billion at December 31, 2013. Excluding the $475 million of loans acquired in the acquisition of Northwestern, loans increased $172 million, or 3.4%, and $565 million, or 12.2%, during the three and twelve months ended December 31, 2014, respectively. The increases in loans during the three and twelve months ended December 31, 2014 occurred across all loan categories and were largely attributable to a combination of improving economic conditions and increased market share. The increase in loans of $565 million during 2014 was attributable to increases in commercial loans of $133 million, or 11%, commercial real estate loans of $103 million, or 8%, real estate construction and land development loans of $47 million, or 43%, residential real estate loans of $43 million, or 5%, and consumer installment and home equity loans of $239 million, or 20%. As of the acquisition date, Northwestern added commercial loans of $46 million, commercial real estate loans of $223 million, real estate construction and land development loans of $14 million, residential real estate loans of $106 million and consumer installment and home equity loans of $86 million.
Total deposits were $6.08 billion at December 31, 2014, compared to $5.43 billion at September 30, 2014 and $5.12 billion at December 31, 2013. Excluding the $794 million of deposits acquired in the acquisition of Northwestern, the Corporation experienced growth in total deposits of $162 million, or 3.2%, during the twelve months ended December 31, 2014. Short-term borrowings were $389.5 million at December 31, 2014, compared to $323.1 million at September 30, 2014 and $327.4 million at December 31, 2013, with the increases during the three and twelve months ended December 31, 2014 attributable to $85 million of short-term borrowings in the form of federal funds sold and FHLB advances utilized by the Corporation to fund short-term liquidity needs.

At December 31, 2014, the Corporation's tangible equity to assets ratio and total risk-based capital ratio were 8.4% and 12.4%, respectively, compared to 10.5% and 15.0%, respectively, at September 30, 2014 and 9.4% and 14.0%, respectively, at December 31, 2013. The decreases in the Corporation's capital ratios at December 31, 2014, compared to both September 30, 2014 and December 31, 2013, were attributable to the Corporation’s all cash acquisition of Northwestern, which resulted in the addition of $73 million of intangible assets, including $60 million of goodwill, as of the date of acquisition. At December 31, 2014, the Corporation's book value was $24.32 per share, compared to $24.47 per share at September 30, 2014 and $23.38 per share at December 31, 2013. At December 31, 2014, the Corporation's tangible book value was $18.35 per share, compared to $20.68 per share at September 30, 2014 and $19.17 per share at December 31, 2013.
This press release contains references to financial measures which are not defined in generally accepted accounting principles ("GAAP"). Such non-GAAP financial measures include the Corporation's tangible equity to assets ratio, presentation of net interest income and net interest margin on a fully taxable equivalent basis (FTE), information presented excluding nonrecurring transaction-related expenses, including net income, diluted earnings per share, return on average assets, return on average shareholders' equity and operating expenses, and information presented on a pro-forma basis. These non-GAAP financial measures have been included as the Corporation believes they are helpful for investors to analyze and evaluate the Corporation's financial condition.
Chemical Financial Corporation will host a conference call to discuss its fourth quarter and full year 2014 results on Wednesday, January 28, 2015 at 11 a.m. EDT. Anyone interested may access the conference call on a live basis by dialing toll-free at 1-888-364-3108 and entering 5170765 for the conference ID. The call will also be broadcast live over the Internet hosted at Chemical's website at www.chemicalbankmi.com under the "Investor Info" section. A copy of the slide-show presentation and an audio replay of the call will remain available on Chemical's website for at least 14 days.
Chemical Financial Corporation is the second largest banking company headquartered and operating branch offices in Michigan. The Corporation operates through a single subsidiary bank, Chemical Bank, with 178 banking offices spread over 46 counties in Michigan. At December 31, 2014, the Corporation had total assets of $7.3 billion, and on a pro-forma basis including the Corporation's recently announced pending acquisitions of Monarch and Lake Michigan, the Corporation would have total assets of approximately $8.7 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Corporation is available by visiting the investor relations section of its website at www.chemicalbankmi.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and the Corporation. Words and phrases such as "anticipates," "believes," "continue," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "look forward," "opinion," "plans," "predicts," "probable," "projects," "should," "strategic," "trend," "will," and variations of such words and phrases or similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All statements referencing future time periods are forward-looking.
Management's determination of the provision and allowance for loan losses; the carrying value of acquired loans, goodwill and mortgage servicing rights; the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment); and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. All of the information concerning interest rate sensitivity is forward-looking. The future effect of changes in the financial and credit markets and the national and regional economies on the banking industry, generally, and on the Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

This press release may contain forward-looking statements regarding the Corporation's outlook or expectations with respect to the planned acquisitions of Monarch and Lake Michigan, the expected costs to be incurred in connection with the acquisitions, Monarch's and Lake Michigan's future performance and consequences of their integration into the Corporation and the impact of the transactions on the Corporation’s future performance.
Risk factors relating to both of these transactions and the integration of Monarch and Lake Michigan into the Corporation after closing include, without limitation:
Completion of the transactions is dependent on, among other things, receipt of regulatory approvals and shareholder approvals from Monarch and Lake Michigan shareholders, the timing of which cannot be predicted with precision at this point and which may not be received at all.
The impact of the completion of the transactions on the Corporation's financial statements will be affected by the timing of the transactions.
The transactions may be more expensive to complete and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events.
The integration of Monarch's and Lake Michigan's business and operations into the Corporation, which will include conversion of operating systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to Monarch's, Lake Michigan's or the Corporation's existing businesses.
The Corporation's ability to achieve anticipated results from the transactions is dependent on the state of the economic and financial markets going forward. Specifically, the Corporation may incur more credit losses from Monarch’s and Lake Michigan's loan portfolios than expected and deposit attrition may be greater than expected.
In addition, risk factors include, but are not limited to, the risk factors described in Item 1A of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.
No Offer or Solicitation
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to any merger agreement associated with the Monarch or Lake Michigan transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Additional Information about the Transactions
Chemical filed a registration statement on Form S-4 with the Securities and Exchange Commission (SEC) to register the securities that the Monarch shareholders will receive if the Monarch transaction is consummated. Chemical will file a registration statement on Form S-4 with the SEC to register securities that the Lake Michigan shareholders will receive if the Lake Michigan transaction is consummated. The registration statements contain or will contain a prospectus, a proxy statement for the meeting at which the Monarch or Lake Michigan shareholders will consider approval of the transaction, as applicable, and other relevant documents concerning the transactions. Investors are urged to read the applicable registration statement, the prospectus and proxy statement, and any other relevant documents when they become available because they will contain important information about Chemical, Monarch, Lake Michigan, and the transactions. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov, by contacting Chemical Financial Corporation, 235 East Main Street, P.O. Box 569, Midland, MI 48640-0569, Attention: Ms. Lori A. Gwizdala, Investor Relations, telephone 800-867-9757 or by contacting, as applicable, Monarch Community Bancorp. Inc., 375 N. Willowbrook Road, Coldwater, Michigan 49036, Attention: Ms. Rebecca S. Crabill, Investor Relations, telephone 517-279-3956, or Lake Michigan Financial Corporation, 150 Central Avenue, Holland, Michigan 49423, Attention: Mr. James Luyk, Investor Relations, telephone 616-546-4078. INVESTORS SHOULD READ THE APPLICABLE PROSPECTUS AND PROXY STATEMENT AND OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE TRANSACTIONS.
Monarch and Lake Michigan, and their respective directors, executive officers, and certain other members of management and employees, may be soliciting proxies from Monarch or Lake Michigan shareholders, as applicable, in favor of the transactions. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Monarch or Lake Michigan shareholders in connection with the proposed transactions will be set forth in the applicable prospectus and proxy statement when it is filed with the SEC. Free copies of this document may be obtained as described above.

Chemical Financial Corporation Announces Fourth Quarter and Full Year 2014 Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

	December 31, 2014	September 30, 2014	December 31, 2013
	(In thousands, except per share data)
Assets
Cash and cash equivalents:
Cash and cash due from banks	$144,892	$134,116	$130,811
Interest-bearing deposits with the Federal Reserve Bank and other banks	38,128	248,022	179,977
Total cash and cash equivalents	183,020	382,138	310,788
Investment securities:
Available-for-sale	748,864	576,211	684,570
Held-to-maturity	316,413	318,562	273,905
Total investment securities	1,065,277	894,773	958,475
Loans held-for-sale	9,128	9,347	5,219
Loans:
Commercial	1,354,881	1,239,946	1,176,307
Commercial real estate	1,557,648	1,322,646	1,232,658
Real estate construction and land development	171,495	136,216	109,861
Residential mortgage	1,110,390	984,049	960,423
Consumer installment and home equity	1,493,816	1,358,063	1,168,372
Total loans	5,688,230	5,040,920	4,647,621
Allowance for loan losses	(75,683)	(77,006)	(79,072)
Net loans	5,612,547	4,963,914	4,568,549
Premises and equipment	97,496	80,127	75,308
Goodwill	180,128	120,164	120,164
Other intangible assets	33,080	11,958	13,424
Interest receivable and other assets	141,467	134,564	132,781
Total Assets	$7,322,143	$6,596,985	$6,184,708
Liabilities
Deposits:
Noninterest-bearing	$1,591,661	$1,344,716	$1,227,768
Interest-bearing	4,487,310	4,087,211	3,894,617
Total deposits	6,078,971	5,431,927	5,122,385
Interest payable and other liabilities	56,572	40,366	38,395
Short-term borrowings	389,467	323,086	327,428
Total liabilities	6,525,010	5,795,379	5,488,208
Shareholders' Equity
Preferred stock, no par value per share	—	—	—
Common stock, $1 par value per share	32,774	32,763	29,790
Additional paid-in capital	565,166	564,127	488,177
Retained earnings	231,646	224,222	199,053
Accumulated other comprehensive loss	(32,453)	(19,506)	(20,520)
Total shareholders' equity	797,133	801,606	696,500
Total Liabilities and Shareholders' Equity	$7,322,143	$6,596,985	$6,184,708

Chemical Financial Corporation Announces Fourth Quarter and Full Year 2014 Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands, except per share data)
Interest Income
Interest and fees on loans	$57,140	$50,639	$209,429	$195,590
Interest on investment securities:
Taxable	2,322	2,497	9,147	10,234
Tax-exempt	1,841	1,656	7,054	6,394
Dividends on nonmarketable equity securities	415	404	1,224	1,105
Interest on deposits with the Federal Reserve Bank and other banks	89	127	407	738
Total interest income	61,807	55,323	227,261	214,061
Interest Expense
Interest on deposits	3,414	3,893	14,254	16,883
Interest on short-term borrowings	107	125	414	484
Interest on long-term FHLB advances and subordinated debt	42	—	42	47
Total interest expense	3,563	4,018	14,710	17,414
Net Interest Income	58,244	51,305	212,551	196,647
Provision for loan losses	1,500	2,000	6,100	11,000
Net interest income after provision for loan losses	56,744	49,305	206,451	185,647
Noninterest Income
Service charges and fees on deposit accounts	6,386	5,519	22,414	21,939
Wealth management revenue	4,696	3,296	16,015	13,989
Other charges and fees for customer services	5,366	3,925	18,928	17,151
Mortgage banking revenue	1,590	637	5,041	5,336
Gain on sale of investment securities	—	29	—	1,133
Other	189	172	697	861
Total noninterest income	18,227	13,578	63,095	60,409
Operating Expenses
Salaries, wages and employee benefits	30,189	24,357	104,118	96,419
Occupancy	4,201	3,485	15,842	13,934
Equipment and software	4,272	3,483	15,297	13,734
Other	13,954	11,080	44,668	40,861
Total operating expenses	52,616	42,405	179,925	164,948
Income before income taxes	22,355	20,478	89,621	81,108
Federal income tax expense	7,050	6,100	27,500	24,300
Net Income	$15,305	$14,378	$62,121	$56,808
Earnings Per Common Share:
Weighted average common shares outstanding for basic earnings per share	32,767	29,786	31,367	28,183
Weighted average common shares outstanding for diluted earnings per share, including common stock equivalents	33,033	30,032	31,588	28,352
Basic earnings per common share	$0.47	$0.48	$1.98	$2.02
Diluted earnings per common share	$0.46	$0.48	$1.97	$2.00
Cash Dividends Declared Per Common Share	$0.24	$0.23	$0.94	$0.87
Key Ratios (annualized where applicable):
Return on average assets	0.87%	0.93%	0.96%	0.95%
Return on average shareholders' equity	7.5%	8.4%	8.2%	9.1%
Net interest margin	3.62%	3.63%	3.59%	3.59%
Efficiency ratio	62.2%	63.7%	61.6%	63.1%

Chemical Financial Corporation Announces Fourth Quarter and Full Year 2014 Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation
(Dollars in Thousands)

	4th Quarter 2014	3rd Quarter 2014	2nd Quarter 2014	1st Quarter 2014	4th Quarter 2013	3rd Quarter 2013	2nd Quarter 2013	1st Quarter 2013
Average Balances
Total assets	$7,007,879	$6,412,460	$6,253,574	$6,210,569	$6,117,217	$5,966,988	$5,859,822	$5,924,820
Total interest-earning assets	6,558,147	6,046,991	5,907,549	5,860,429	5,782,141	5,621,542	5,530,262	5,579,789
Total loans	5,418,743	4,962,948	4,824,299	4,692,430	4,588,448	4,424,332	4,249,708	4,152,570
Total deposits	5,808,187	5,249,317	5,151,581	5,142,276	5,065,671	4,960,270	4,878,214	4,950,956
Total interest-bearing liabilities	4,632,769	4,237,626	4,250,158	4,276,677	4,211,647	4,167,915	4,126,751	4,221,638
Total shareholders' equity	804,328	794,711	714,355	701,878	678,487	620,911	606,607	599,406
Key Ratios (annualized where applicable)
Net interest margin (taxable equiv basis)	3.62%	3.59%	3.59%	3.53%	3.63%	3.58%	3.60%	3.54%
Efficiency ratio	62.2%	59.2%	60.9%	64.5%	63.7%	61.0%	63.3%	64.4%
Return on average assets	0.87%	1.04%	1.04%	0.90%	0.93%	1.00%	0.97%	0.91%
Return on average shareholders' equity	7.5%	8.4%	9.1%	8.0%	8.4%	9.6%	9.4%	9.0%
Average shareholders' equity as a percent of average assets	11.5%	12.4%	11.4%	11.3%	11.1%	10.4%	10.4%	10.1%
Capital ratios (period end):
Tangible shareholders' equity as a percent of total assets	8.4%	10.5%	11.0%	9.3%	9.4%	8.9%	8.5%	8.1%
Total risk-based capital ratio	12.4%	15.0%	15.3%	13.8%	14.0%	14.2%	13.1%	13.3%

	4th Quarter 2014	3rd Quarter 2014	2nd Quarter 2014	1st Quarter 2014	4th Quarter 2013	3rd Quarter 2013	2nd Quarter 2013	1st Quarter 2013
Credit Quality Statistics
Originated Loans	$4,990,067	$4,777,614	$4,624,409	$4,464,465	$4,352,924	$4,213,728	$3,990,633	$3,810,989
Acquired Loans	698,163	263,306	274,395	288,824	294,697	308,943	345,238	374,272
Nonperforming Assets:
Nonperforming loans (NPLs)	71,184	70,742	73,735	76,544	81,984	75,818	79,342	86,417
Other real estate / repossessed assets (ORE)	14,205	10,354	10,392	10,056	9,776	12,033	13,659	18,194
Total nonperforming assets	85,389	81,096	84,127	86,600	91,760	87,851	93,001	104,611
Performing troubled debt restructurings	45,664	44,588	44,133	41,823	39,571	34,071	32,657	30,723
Allowance for loan losses - originated as a percent of:
Total originated loans	1.51%	1.60%	1.67%	1.75%	1.81%	1.92%	2.05%	2.16%
Nonperforming loans	106%	108%	105%	102%	96%	107%	103%	95%
NPLs as a percent of total loans	1.25%	1.40%	1.51%	1.61%	1.76%	1.68%	1.83%	2.06%
Nonperforming assets as a percent of:
Total loans plus ORE	1.50%	1.61%	1.71%	1.82%	1.97%	1.94%	2.14%	2.49%
Total assets	1.17%	1.23%	1.35%	1.37%	1.48%	1.40%	1.60%	1.75%
Net loan charge-offs (year-to-date):
Originated	$9,489	$6,666	$4,379	$2,199	$16,419	$11,959	$8,307	$4,657
Acquired	—	—	—	—	—	—	—	—
Total loan charge-offs (year-to-date)	9,489	6,666	4,379	2,199	16,419	11,959	8,307	4,657
Net loan charge-offs as a percent of average loans (year-to-date, annualized)	0.19%	0.18%	0.18%	0.19%	0.38%	0.37%	0.40%	0.45%

	Dec 31, 2014	Sept 30, 2014	June 30, 2014	Mar 31, 2014	Dec 31, 2013	Sept 30, 2013	June 30, 2013	Mar 31, 2013
Additional Data - Intangibles
Goodwill	$180,128	$120,164	$120,164	$120,164	$120,164	$120,164	$120,164	$120,164
Core deposit intangibles (CDI)	20,863	8,665	9,110	9,556	10,001	10,466	10,933	11,417
Mortgage servicing rights (MSR)	12,217	3,293	3,344	3,316	3,423	3,399	3,421	3,485
Amortization of CDI (quarter only)	693	445	446	445	465	467	484	493

Chemical Financial Corporation Announces Fourth Quarter and Full Year 2014 Operating Results

Average Balances, Tax Equivalent Interest and Effective Yields and Rates (Unaudited)*
Chemical Financial Corporation

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	Average Balance	Tax Equivalent Interest	Effective Yield/Rate	Average Balance	Tax Equivalent Interest	Effective Yield/Rate
Assets	(Dollars in thousands)
Interest-earning assets:
Loans**	$5,426,664	$57,680	4.22%	$4,595,248	$51,167	4.42%
Taxable investment securities	712,516	2,322	1.30	725,658	2,497	1.38
Tax-exempt investment securities	306,446	2,832	3.70	247,256	2,542	4.11
Other interest-earning assets	27,139	415	6.07	25,572	404	6.27
Interest-bearing deposits with the Federal Reserve Bank and other banks	85,382	89	0.41	188,407	127	0.27
Total interest-earning assets	6,558,147	63,338	3.84	5,782,141	56,737	3.90
Less: allowance for loan losses	(77,053)			(81,558)
Other assets:
Cash and cash due from banks	134,309			122,589
Premises and equipment	93,111			74,258
Interest receivable and other assets	299,365			219,787
Total assets	$7,007,879			$6,117,217
Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,368,314	$329	0.10%	$1,145,924	$266	0.09%
Savings deposits	1,613,338	367	0.09	1,382,324	309	0.09
Time deposits	1,306,712	2,718	0.83	1,347,393	3,318	0.98
Short-term borrowings	337,681	107	0.13	336,006	125	0.15
Long-term FHLB advances and subordinated debt obligations	6,724	42	2.48	—	—	—
Total interest-bearing liabilities	4,632,769	3,563	0.31	4,211,647	4,018	0.38
Noninterest-bearing deposits	1,519,823	—	—	1,190,030	—	—
Total deposits and borrowed funds	6,152,592	3,563	0.23	5,401,677	4,018	0.30
Interest payable and other liabilities	50,959			37,053
Shareholders' equity	804,328			678,487
Total liabilities and shareholders' equity	$7,007,879			$6,117,217
Net Interest Spread (Average yield earned on interest-earning assets minus average rate paid on interest-bearing liabilities)			3.53%			3.52%
Net Interest Income (FTE)		$59,775			$52,719
Net Interest Margin (Net Interest Income (FTE) divided by total average interest-earning assets)			3.62%			3.63%

*	Fully taxable equivalent (FTE) basis using a federal income tax rate of 35%.
**	Nonaccrual loans and loans held-for-sale are included in average balances reported and are included in the calculation of yields. Also, tax equivalent interest includes net loan fees.

Chemical Financial Corporation Announces Fourth Quarter and Full Year 2014 Operating Results

Average Balances, Tax Equivalent Interest and Effective Yields and Rates (Unaudited)*
Chemical Financial Corporation

	Twelve Months Ended December 31, 2014			Twelve Months Ended December 31, 2013
	Average Balance	Tax Equivalent Interest	Effective Yield/Rate	Average Balance	Tax Equivalent Interest	Effective Yield/Rate
Assets	(Dollars in thousands)
Interest-earning assets:
Loans**	$4,982,986	$211,608	4.25%	$4,366,209	$197,563	4.52%
Taxable investment securities	667,978	9,147	1.37	721,932	10,234	1.42
Tax-exempt investment securities	279,709	10,850	3.88	233,965	9,776	4.18
Other interest-earning assets	25,967	1,224	4.71	25,572	1,105	4.32
Interest-bearing deposits with the Federal Reserve Bank and other banks	138,424	407	0.29	281,291	738	0.26
Total interest-earning assets	6,095,064	233,236	3.83	5,628,969	219,416	3.90
Less: allowance for loan losses	(78,126)			(83,264)
Other assets:
Cash and cash due from banks	126,142			121,488
Premises and equipment	79,278			74,134
Interest receivable and other assets	250,786			223,265
Total assets	$6,473,144			$5,964,592
Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,234,347	$1,197	0.10%	$1,093,975	$1,011	0.09%
Savings deposits	1,472,092	1,325	0.09	1,357,317	1,210	0.09
Time deposits	1,307,058	11,732	0.90	1,391,045	14,662	1.05
Short-term borrowings	334,785	414	0.12	337,649	484	0.14
Long-term FHLB advances and subordinated debt obligations	1,695	42	2.48	1,935	47	2.43
Total interest-bearing liabilities	4,349,977	14,710	0.34	4,181,921	17,414	0.42
Noninterest-bearing deposits	1,325,925	—	—	1,121,745	—	—
Total deposits and borrowed funds	5,675,902	14,710	0.26	5,303,666	17,414	0.33
Interest payable and other liabilities	43,031			34,371
Shareholders' equity	754,211			626,555
Total liabilities and shareholders' equity	$6,473,144			$5,964,592
Net Interest Spread (Average yield earned on interest-earning assets minus average rate paid on interest-bearing liabilities)			3.49%			3.48%
Net Interest Income (FTE)		$218,526			$202,002
Net Interest Margin (Net Interest Income (FTE) divided by total average interest-earning assets)			3.59%			3.59%

*	Fully taxable equivalent (FTE) basis using a federal income tax rate of 35%.
**	Nonaccrual loans and loans held-for-sale are included in average balances reported and are included in the calculation of yields. Also, tax equivalent interest includes net loan fees.

Chemical Financial Corporation Announces Fourth Quarter and Full Year 2014 Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

	Dec 31, 2014	Sept 30, 2014	June 30, 2014	Mar 31, 2014	Dec 31, 2013	Sept 30, 2013	June 30, 2013	Mar 31, 2013
	(In thousands)
Nonperforming Loans:
Nonaccrual loans:
Commercial	$16,418	$18,213	$18,773	$18,251	$18,374	$11,809	$11,052	$12,186
Commercial real estate	24,966	23,858	25,361	27,568	28,598	28,623	28,498	35,849
Real estate construction	162	162	160	160	371	183	183	168
Land development	225	1,467	2,184	2,267	2,309	2,954	3,434	4,105
Residential mortgage	6,706	6,693	6,325	6,589	8,921	8,029	9,241	10,407
Consumer installment	500	527	536	806	676	665	552	699
Home equity	1,667	2,116	2,296	2,046	2,648	3,023	3,064	2,837
Total nonaccrual loans	50,644	53,036	55,635	57,687	61,897	55,286	56,024	66,251
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	170	16	15	43	536	281	1	4
Commercial real estate	—	87	69	730	190	—	78	177
Real estate construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Residential mortgage	557	380	376	—	537	692	164	196
Consumer installment	—	—	—	—	—	—	—	—
Home equity	1,346	1,779	1,075	622	734	686	689	874
Total accruing loans contractually past due 90 days or more as to interest or principal payments	2,073	2,262	1,535	1,395	1,997	1,659	932	1,251
Nonperforming troubled debt restructurings:
Commercial loan portfolio	15,271	11,797	11,049	11,218	13,414	15,744	19,140	14,587
Consumer loan portfolio	3,196	3,647	5,516	6,244	4,676	3,129	3,246	4,328
Total nonperforming troubled debt restructurings	18,467	15,444	16,565	17,462	18,090	18,873	22,386	18,915
Total nonperforming loans	71,184	70,742	73,735	76,544	81,984	75,818	79,342	86,417
Other real estate and repossessed assets	14,205	10,354	10,392	10,056	9,776	12,033	13,659	18,194
Total nonperforming assets	$85,389	$81,096	$84,127	$86,600	$91,760	$87,851	$93,001	$104,611

Chemical Financial Corporation Announces Fourth Quarter and Full Year 2014 Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Twelve Months Ended Dec 31, 2014	Three Months Ended				Twelve Months Ended Dec 31, 2013	Three Months Ended
		Dec 31, 2014	Sept 30, 2014	June 30, 2014	Mar 31, 2014		Dec 31, 2013	Sept 30, 2013	June 30, 2013	Mar 31, 2013
	(In thousands)
Allowance for loan losses - originated loan portfolio
Allowance for loan losses - beginning of period	$78,572	$76,506	$77,293	$77,973	$78,572	$83,991	$81,032	$81,684	$82,334	$83,991
Provision for loan losses	6,100	1,500	1,500	1,500	1,600	11,000	2,000	3,000	3,000	3,000
Net loan charge-offs:
Commercial	(2,269)	(932)	(535)	(569)	(233)	(2,321)	(448)	(615)	(59)	(1,199)
Commercial real estate	(2,056)	(620)	(412)	(783)	(241)	(6,277)	(1,233)	(1,248)	(1,786)	(2,010)
Real estate construction	(113)	—	(13)	—	(100)	(37)	(37)	—	—	—
Land development	648	363	16	127	142	(753)	(207)	(400)	(50)	(96)
Residential mortgage	(1,626)	(277)	(304)	(341)	(704)	(2,532)	(527)	(409)	(1,023)	(573)
Consumer installment	(2,915)	(813)	(689)	(612)	(801)	(2,643)	(836)	(786)	(574)	(447)
Home equity	(1,158)	(544)	(350)	(2)	(262)	(1,856)	(1,172)	(194)	(158)	(332)
Net loan charge-offs	(9,489)	(2,823)	(2,287)	(2,180)	(2,199)	(16,419)	(4,460)	(3,652)	(3,650)	(4,657)
Allowance for loan losses - end of period	75,183	75,183	76,506	77,293	77,973	78,572	78,572	81,032	81,684	82,334
Allowance for loan losses - acquired loan portfolio
Allowance for loan losses - beginning of period	500	500	500	500	500	500	500	500	500	500
Provision for loan losses	—	—	—	—	—	—	—	—	—	—
Net loan charge-offs - (commercial)	—	—	—	—	—	—	—	—	—	—
Allowance for loan losses - end of period	500	500	500	500	500	500	500	500	500	500
Total allowance for loan losses	$75,683	$75,683	$77,006	$77,793	$78,473	$79,072	$79,072	$81,532	$82,184	$82,834
Net loan charge-offs as a percent of average loans (quarterly amounts annualized)	0.19%	0.21%	0.18%	0.18%	0.19%	0.38%	0.39%	0.33%	0.34%	0.45%

Chemical Financial Corporation Announces Fourth Quarter and Full Year 2014 Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

	4th Quarter 2014	3rd Quarter 2014	2nd Quarter 2014	1st Quarter 2014	4th Quarter 2013	3rd Quarter 2013	2nd Quarter 2013	1st Quarter 2013
	(Dollars in thousands, except per share data)
Summary of Operations
Interest income	$61,807	$56,629	$55,180	$53,645	$55,323	$53,578	$52,781	$52,379
Interest expense	3,563	3,561	3,720	3,866	4,018	4,284	4,385	4,727
Net interest income	58,244	53,068	51,460	49,779	51,305	49,294	48,396	47,652
Provision for loan losses	1,500	1,500	1,500	1,600	2,000	3,000	3,000	3,000
Net interest income after provision for loan losses	56,744	51,568	49,960	48,179	49,305	46,294	45,396	44,652
Noninterest income	18,227	15,351	15,801	13,716	13,578	14,644	15,948	16,239
Operating expenses	52,616	42,702	42,425	42,182	42,405	39,545	41,041	41,957
Income before income taxes	22,355	24,217	23,336	19,713	20,478	21,393	20,303	18,934
Federal income tax expense	7,050	7,450	7,100	5,900	6,100	6,400	6,100	5,700
Net income	$15,305	$16,767	$16,236	$13,813	$14,378	$14,993	$14,203	$13,234
Net interest margin	3.62%	3.59%	3.59%	3.53%	3.63%	3.58%	3.60%	3.54%

Per Common Share Data
Net income:
Basic	$0.47	$0.51	$0.54	$0.46	$0.48	$0.54	$0.52	$0.48
Diluted	0.46	0.51	0.54	0.46	0.48	0.53	0.51	0.48
Cash dividends declared	0.24	0.24	0.23	0.23	0.23	0.22	0.21	0.21
Book value - period-end	24.32	24.47	24.22	23.63	23.38	22.61	22.14	21.97
Tangible book value - period-end	18.35	20.68	20.42	19.44	19.17	18.36	17.53	17.34
Market value - period-end	30.64	26.89	28.08	32.45	31.67	27.92	25.99	26.38